EXHIBIT 99.2

NetSol Technologies 2Q 2013 Fiscal Earnings Video Transcript

Participants:

Najeeb Ghauri, Chairman and CEO of NetSol Technologies Inc.

Matt Sheldon, Investor Relations for NetSol Technologies

Matt (Intro):  I’m here at NetSol Technologies, North America Headquarters, to discuss the second quarter 2013 earnings results. I’m going to be meeting with the Chairman and CEO of NetSol Technologies, Najeeb Ghauri, to hear what is behind the record breaking performance.

Matt (Question): Thank you very much for joining us today Najeeb.  Q2 was your best quarter ever and Q1 was also one of your strongest preforming quarters ever, followed previously by your fiscal year which was your largest year ever. What is behind some of your growth here?

Najeeb (Answer): Yes Matt.  I am really excited about this Q2. It is the strongest Q2 in our history: $11.8 million in results – top line, with a strong net income of $2.2 million and $0.28 in EPS, and a very strong EBITDA.  This is the pattern that we have been building in the last few months – rather the last few quarters - stemming from new developments in the licensing, maintenance and services income. And generally overall the trend is very exciting for us. The markets are responding. The Chinese market is very strong in the GDP and auto sales. Recently, just a few days ago, we saw a report from China that they sold 20 million cars, surpassing the U.S. market for the third time in a row.  That shows us that our product, our solution, will continue to grow in demand because NetSol is one of the only companies in the whole region which has an end-to-end solution, the customer references and the implementation record which is second to none.

Matt (Question): We are seeing a lot of growth in your maintenance revenue line item. What is behind the growth there?

Najeeb (Answer): The reason is that the customers have realized that that we have been doing an excellent job with them, and that our prices have been discounted for some years. So we are in a position of strength – we have gone back to our customers to increase our maintenance income because they have to do it and they want to do it.

Matt (Question): Service revenue continues to improve. What is behind the trend there?

Najeeb (Answer): Because of the overall growth in the auto sectors or leasing markets worldwide – as the companies do better, they come to us for incremental or enhanced services,

like a change request. Which really means that companies like Daimler-Benz or Volkswagen in the U.S. want to add more features or more seats to their contract.

Matt (Question): In Q4 you spoke about improving the revenue mix so that a greater percentage comes from North America. What are some of the initiatives currently underway here?

Najeeb (Answer): In the U.S., this has always been a very big market for us. Now we are positioning, first of all, with the B2B Vroozi Platform, which means we have been penetrating in the U.S. market by getting new customers. We have signed some new deals in the last quarter. We are hiring more people in that Vertical.  We also have upgraded our LeasePak solution which is helping to get more customers in the U.S. market. The WFS is a new addition – the first time we have, negotiated a customer in Mexico, a major U.S. customer in Mexico has signed up on that and we have done a beta test which added some more revenue in the Q2.  Going forward I believe that for this period, from this period to all the way through the calendar 2013, I think that the U.S. number will potentially double from the last year base -- And when I said that in the Q4 earnings call, we are focusing to build the U.S. business exactly to be aligned with execution. To build the B2B, the core business, the WFS, and add more, by hiring more people and growing the business with the overall market.